Exhibit 99.1

Grom Social Enterprises, Inc. Announces Closing of $3.0 Million Publi Offering

Boca Raton, FL – September 12, 2023 – Grom Social Enterprises, Inc. (NASDAQ: GROM; GROMW) (the “Company”), today closed its previously announced underwritten public offering of 946,000 units (the “Units”) at a price to the public of $3.00 per Unit and 54,000 pre-funded units (the “Pre-Funded Units”) at a price to the public of $2.999 per Pre-Funded Unit for aggregate gross proceeds of approximately $3.0 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. Each Unit consisted of one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock (the Series A and Series B warrants together the “Warrants”). The Warrants have an exercise price of $3.00 per share, are exercisable immediately upon issuance, and will expire five (5) years following the date of issuance. Each Pre-Funded Unit consisted of one pre-funded warrant exercisable for one share of common stock (the “Pre-Funded Warrants”), one Series A Warrant and one Series B Warrant, identical to the Warrants in the Units. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in the offering, minus $0.001, and the exercise price of each Pre-Funded Warrant is $0.001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

In addition, the Company granted the underwriters a 45-day option to purchase up to an additional 150,000 shares of common stock and/or Pre-funded Warrants to purchase up to 150,000 shares of Common Stock and/or Series A Warrants to purchase up to 150,000 shares of common stock and/or Series B Warrants to purchase up to 150,000 shares of common stock, solely to cover over-allotments, if any, less underwriting discounts and commissions. On September 8, 2023, the underwriters exercised the option to purchase an additional 150,000 Series A Warrants and 150,000 Series B Warrants.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

EF Hutton, division of Benchmark Investments, LLC, (“EF Hutton”) acted as sole book running manager for the offering. Lucosky Brookman LLP acted as legal counsel to the Company, and Carmel, Milazzo & Feil LLP acted as legal counsel to EF Hutton for the offering.

The offering was conducted pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-273895), previously filed with the Securities and Exchange Commission (“SEC”) that was declared effective by the SEC on September 7, 2023.

The offering was made only by means of a prospectus supplement and accompanying prospectus. The final prospectus supplement and accompanying base prospectus relating to the securities being offered in the offering were filed with the SEC on September 11, 2023.

Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting EF Hutton, division of Benchmark Investments, LLC Attention: Syndicate Department, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at syndicate@efhuttongroup.com, or by telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. (NASDAQ: GROM; GROMW) is an emerging social media platform and original content provider of entertainment for children under 13, which provides safe and secure digital environments for kids that can be monitored by their parents or guardians. The Company has several operating subsidiaries, including Grom Social, which delivers its content through mobile and desktop environments (web portal and apps) that entertain children and lets them interact with friends, access relevant news, and play proprietary games while teaching them about being good digital citizens, and Curiosity Ink Media, a global media company that develops, acquires, builds, grows, and maximizes the short-, mid-, and long-term commercial potential of Kids & Family entertainment properties and associated business opportunities. The Company also owns and operates Top Draw Animation, which produces award-winning animation content for some of the largest international media companies in the world. The Company also includes Grom Educational Services, which provides web filtering for K-12 schools, government and private businesses. For more information, please visit https://gromsocial.com or for investor relations, please visit http://investors.gromsocial.com.

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Safe Harbor Statement

This press release may contain forward-looking statements about Grom Social Enterprises, Inc. activities that are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods, and other risks set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to general stock market conditions. We have incurred and will continue to incur significant expenses in the expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long-term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time. All forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

Media Contact for Grom Social Enterprises, Inc.:

Paul Ward

+1-917-593-6066

Paul@gromsocial.com

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